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Erin Edgley, Media (650) 522-5635

For Immediate Release

GILEAD SCIENCES TO ACQUIRE DEGUSSA’S RAYLO CHEMICALS INC.

Purchase to Expand Gilead’s Manufacturing Scale-Up Capacity for Investigational Therapies

Foster City, California, June 6, 2006 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced that the company has signed a definitive agreement under which Gilead plans to acquire Canadian subsidiary Raylo Chemicals Inc. and most of its assets from Germany-based, specialty chemicals company Degussa AG. Under the terms of the agreement, which are subject to certain closing conditions, Gilead will pay approximately 115.2 million euros to Degussa. In addition, Gilead has entered into long-term agreements with Degussa for the supply of raw materials and the manufacture of certain active pharmaceutical ingredients (API) for Gilead products. The companies expect the transaction to close in the fourth quarter of 2006.

Located in Edmonton, Canada, Raylo Chemicals is currently part of Degussa’s Exclusive Synthesis & Catalysts business unit. Raylo’s operations encompass custom manufacturing of API and advanced intermediates for the pharmaceutical and biopharmaceutical industries. Gilead has worked with Raylo over the course of the last 14 years, during which time Raylo has provided both development expertise and commercial product on a large scale for Gilead. Gilead intends to utilize this site primarily for manufacturing development of investigational products, supplying API for clinical research programs and contributing to new product launch supplies. Gilead will assist Degussa in transitioning non-Gilead business to other sites. The Raylo name will remain an asset of Degussa.

“Gilead has had a long-standing and successful partnership with Degussa and Raylo, and we look forward to welcoming our colleagues at Raylo to the Gilead team,” said John C. Martin, PhD, President and CEO, Gilead Sciences. “As our company continues to grow, so does our need for chemical and manufacturing expertise. This agreement underscores our commitment to advancing new therapies that address significant unmet medical needs by enabling us to rapidly provide adequate supply of Gilead’s investigational products for preclinical and clinical evaluation.”

Dr. Klaus Engel, Chairman of Degussa’s Management Board: “The sale of Raylo is a key step in our sustainable growth strategy in fine chemicals to shift production capacity from the Western Hemisphere to Asia. The long-term supply agreements with an innovative company such as Gilead prove Degussa’s strong position in exclusive synthesis and are a landmark for the successful cooperation with a leading pharmaceutical company. For the Raylo employees this transaction opens new and attractive opportunities within Gilead.”

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia. For more information, please visit www.gilead.com.

About Degussa
Degussa is the global market leader in specialty chemicals. Its business is creating essentials–innovative products and system solutions that make indispensable contributions to its customers’ success. In fiscal 2005 around 44,000 employees worldwide generated sales of 11.8 billion euros and operating profits (EBIT) of 940 million euros. For more information, please visit www.degussa.com.

Forward-Looking Statement
This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks and uncertainties related to the companies’ ability to satisfy the closing conditions and consummate the purchase. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. For these and other risks Gilead directs its readers to its Annual Report on Form 10-K for the year ended December 31, 2005 and the report on Form 10Q for the first quarter 2006 as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.